EXHIBIT 99.1

128 Sidney Street, Cambridge, MA 02139-4239                               TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts:
Carol Hausner (Investors)	Pete Holmberg (Media)
Senior Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	pholmberg@rxir.com
info@immunogen.com

•                  A live conference call and webcast are scheduled for May 8, 2003 at 4:30 p.m. EDT.

•                  To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. EDT on May 8 through 11:59 p.m. EDT on May 15, 2003. To listen to the playback, call 719-457–0820 and provide passcode #444801.

•                  The call also may be heard through the “Investor Relations” section on ImmunoGen’s website, http://www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location until May 15, 2003.

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Reports Third Quarter 2003 Results

- Company Provides Business Update -

CAMBRIDGE, MA, May 8, 2003 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced financial results for the three and nine months ended March 31, 2003. For the three-month period, the Company reported a net loss of $4.6 million, or $0.11 per basic and diluted share, compared to a net loss of $6.9 million, or $0.17 per basic and diluted share, in the same quarter last year. For the nine-month period ended March 31, 2003, the Company reported a net loss of $13.1 million, or $0.31 per basic and diluted share, compared to a net loss of $10.2 million, or $0.26 per basic and diluted share, in the same period last year.

Total operating expenses for the three-month period ended March 31, 2003 were $8.2 million, compared to $9.3 million for the same period last year. Included in total operating expenses for the three-month period ended March 31, 2003 was research and development expense of $6.3 million compared to research and development expense of $7.2 million in the three-month period ended March 31, 2002. Included in research and development expense for the three months ended March 31, 2003 and 2002 were approximately $6,000 and $1.0 million of process development collaboration costs. In the three months ended March 31, 2003, there also was a higher level, compared to the same period in the prior year, of manufacturing facility costs that the Company did not charge to its collaborators.

Other income increased to $2.2 million in the quarter ended March 31, 2003 compared to $1.3 million in the same period in the prior year. In February 2003, GlaxoSmithKline and ImmunoGen finalized all outstanding financial matters under the collaboration agreements between the companies. Included in other income for the three months ending March 31, 2003 is $1.4 million of net gain on the final financial settlement of the GlaxoSmithKline collaboration. Also included in other income for the three months ended March 31, 2003 and 2002 was $0.6 million and $1.1 million of interest income, respectively. The decrease in interest income is a result of lower rates of return on investments and a lower average investment balance in the quarter ended March 31, 2003 compared to the same period in the prior year.

As of March 31, 2003, ImmunoGen had approximately $109.8 million in cash and marketable securities. The Company anticipates that its current capital resources and future collaborator payments, if any, will enable the Company to meet its operational expenses and capital expenditures for at least the next three fiscal years. On August 27, 2002, the Company announced that, effective immediately, its Board of Directors authorized the repurchase of up to 4.1 million shares of the Company’s common stock. The repurchases are to be made at the discretion of management and as market conditions warrant. No time limit was set for the completion of the repurchase program. As of March 31, 2003, the Company had repurchased 3,619,062 shares of its common stock at a total cost of $10.9 million.

Mitchel Sayare, Ph.D., ImmunoGen Chairman and CEO, commented, “We continue to make important progress with our product pipeline while maintaining prudent control over our cash burn rate. Two clinical trials are underway with huN901-DM1/BB-10901, we are on target to file an IND for huMy9-6-DM1 in the first half of calendar year 2004, and preclinical data now are being generated on our IGF-1 receptor antibody by academic collaborators in addition to our in-house programs. At the same time, we are highly active in the licensing arena – both to secure a partner for cantuzumab mertansine and to expand and support the partnership opportunities provided by our TAP technology.”

Update on Cantuzumab Mertansine

ImmunoGen is actively involved in gaining a licensing partner for cantuzumab mertansine, a Tumor-Activated Prodrug (TAP) product candidate that targets the CanAg antigen found on a number of abdominal cancers as well as on many non-small-cell lung cancers. In its Phase I program, cantuzumab mertansine (huC242-DM1) was found to be well tolerated and biologically active. The findings support the evaluation of cantuzumab mertansine in a broad Phase II program. Potential Phase II study areas include colon cancer, pancreatic cancer, gastric cancer, other abdominal cancers, and non-small-cell lung cancers that express the CanAg antigen, but movement into Phase II awaits securing a commercialization partner for the compound.

Update on huN901-DM1/BB-10901

Patient recruitment is currently underway in two studies. In the United States, enrollment is underway in the Phase II portion of the Phase I/II weekly dosing study. This Phase IIa study is designed to provide information on huN901-DM1/BB-10901 specifically in patients with relapsed small-cell lung cancer. The Phase I portion of the study, which was presented at an international symposium in November, included a more heterogeneous group of patients – patients with relapsed or refractory small-cell lung cancer or neuroendocrine cancer.

In the United Kingdom, patient enrollment is underway in a Phase I study that evaluates dosing the product daily for three days, followed by eighteen days without administration of the drug.

huN901-DM1/BB-10901 is a TAP product candidate in development for the treatment of small-cell lung cancer and other CD56-expressing tumors. In May 2000, British Biotech acquired rights to develop the product candidate and to commercialize it in Europe and Japan. ImmunoGen retained commercialization rights for the U.S. and the rest of the world.

Other Programs

ImmunoGen is advancing other programs in its pipeline, including the huMy9-6-DM1 and IGF-1 receptor antibody programs, and continues its collaborations with Boehringer Ingelheim, Millennium Pharmaceuticals, Genentech, and Abgenix related to the use of the Company’s TAP technology with antibodies developed by these companies.

A Millennium abstract on MLN2704 was accepted for the American Association of Cancer Research (AACR) annual meeting. MLN2704 is an anticancer product candidate composed of Millennium’s MLN591 antibody to the prostrate specific membrane antigen (PSMA) and ImmunoGen’s proprietary DM1 effector molecule. The abstract, “MLN2704, a chemotherapeutic-conjugated antibody targeting prostate-specific membrane antigen, effectively inhibits the growth of human prostate cancer cells in vitro and in xenograft models,” by M. Henry et al. presents Millennium’s findings with this product candidate in preclinical studies. It was published in the 2003 Proceedings of the AACR (http://www.aacr.org). The AACR meeting itself was postponed until July 2003.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s TAP technology uses tumor-targeting antibodies to deliver a highly potent, cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1/BB-10901; the latter is licensed to British Biotech in certain territories. ImmunoGen helps fund its programs by licensing its TAP technology to other companies. Several companies are developing anticancer products that use ImmunoGen’s TAP technology with the partner’s antibody: Boehringer Ingelheim (bivatuzumab mertansine), Millennium (MLN2704), and Genentech (Trastuzumab-DM1). ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the success of the Company’s research and clinical development processes; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other current reports filed with the Securities and Exchange Commission.

-financials follow-

ImmunoGen, Inc. – Fiscal Year 2003 Third Quarter Results

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2003 and June 30, 2002

	March 31, 2003	June 30, 2002
	(Unaudited)
ASSETS
Cash and marketable securities	$109,801	$137,840
Other assets	16,551	14,316

Total assets	$126,352	$152,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$6,655	$6,504
Long term portion of deferred revenue and other long term liabilities	9,930	11,437
Stockholders’ equity	109,767	134,215

Total liabilities and stockholders’ equity	$126,352	$152,156

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended March 31, 2003 and 2002

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002

Revenues:
Revenue earned under collaboration agreements	$786	$460	$3,745	$1,246
Clinical materials reimbursement	492	602	2,267	2,377
Development fees	178	148	267	558

Total revenues	1,456	1,210	6,279	4,181

Expenses:
Cost of clinical materials reimbursed	440	557	2,035	2,332
Research and development	6,296	7,173	16,972	12,692
General and administrative	1,502	1,576	4,542	4,017

Total operating expenses	8,238	9,306	23,549	19,041

Loss from operations	(6,782)	(8,096)	(17,270)	(14,860)

Other income, net	2,165	1,256	4,182	4,790

Loss before taxes	(4,617)	(6,840)	(13,088)	(10,070)

Income tax expense	—	(33)	(35)	(128)

Net loss	$(4,617)	$(6,873)	$(13,123)	$(10,198)

Net loss per common share, basic and diluted	$(0.11)	$(0.17)	$(0.31)	$(0.26)

Average common shares outstanding, basic and diluted	41,441	39,830	42,353	39,454